Exhibit 99.7

August 7, 2024

Scage Future

2F, Building 6, No. 6 Fengxin Road
Yuhuatai District, Nanjing City
Jiangsu Province, 210012
People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name in the Registration Statement on Form F-4 (the “Registration Statement”) of Scage Future (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto. I further agree that immediately upon the consummation of the business combination described in the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Calvin Kung
Name:	Calvin Kung